Exhibit 10.12

Management Services Agreement

This Management Services Agreement (the “Agreement”) is entered into by and between Vector Capital Partners III, LLC (“Vector”) and SafeNet, Inc., a Delaware corporation (“SafeNet”). SafeNet together with any other current or subsequently formed or acquired direct or indirect subsidiaries, and together with any entity created after the date hereof the majority of whose assets is the entity’s direct or indirect holdings of SafeNet (any such entity being referred to as a “New Holding Company”), are referred to collectively as the “Companies.” This Agreement is entered into as of June 3, 2010.

RECITALS

WHEREAS, Vector, through an affiliate, acquired SafeNet on or about April 12, 2007 and has provided and is expected to continue to provide and is expected to continue provide financial advisory, consulting and other management services to the Companies as more fully described and defined below;

WHEREAS, the parties wish to confirm in writing their respective obligations with respect to the Services and the compensation therefor;

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. The Companies retain Vector, acting through Vector’s personnel or personnel available to Vector, to render financial advisory, consulting and other management services from time to time as are reasonably required by the Companies in connection with their financial and business affairs as are mutually agreed upon at such times, and from time to time, by the Companies (the “Services”). The Services may be rendered at Vector’s offices, the offices of the Companies or such other locations as Vector and the Companies may from time to time reasonably agree. Vector shall perform the Services as an independent contractor to the Companies and shall not be considered an employee, agent or representative of the Companies and will not have any authority to act for or bind the Companies without the Companies’ prior written consent. Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of Services required to be provided to the Companies and/or its affiliates pursuant to this Agreement and the level of Services required to be provided to the Companies by Vector shall not be unreasonably disproportionate relative to the amount of the fees payable to Vector. The Services shall exclude serving on the Board of Directors (or other governing body) of the Companies.

2. For the services provided by Vector hereunder, SafeNet shall pay to Vector each of the following:

(a)	A financial advisory fee, paid on a calendar quarterly basis in arrears, in the amount of $500,000, commencing effective as of April 12, 2007; provided, however, that the financial advisory fee for the period of April 12, 2007 to June 30, 2007 is $433,000, representing the pro ration of a full quarterly fee.

(b)	A disposition fee in an amount equal to equal to two percent (2.0%) of the total consideration received from third parties (including assumption or refinancing of debt) in connection with and payable upon a Change of Control of SafeNet, where “Change of Control of SafeNet” means any transaction or series of transactions resulting in: (i) the sale or other transfer of more than 50% of the value or vote of the equity interests in SafeNet, Vector Stealth Holdings II, L.L.C, any New Holding Company; or (ii) a sale or other transfer, whether directly or indirectly (i.e., through the sale of the stock or assets of SafeNet or one or more of the other Companies), of at least fifty percent by value of the assets of Vector Stealth Holdings II, L.L.C., SafeNet or any New Holding Company; provided, however, that in each case, if an outside broker or agent is engaged, the fee payable pursuant to this Section 2(b) shall be reduced (but not below zero) by the fees paid to such outside broker or agent in connection with such Change of Control of SafeNet.

(c)	A debt refinancing fee equal to two percent (2.0%) of the amount refinanced, payable upon the closing of a debt refinancing transaction involving any of the Companies; provided, however, that no fee will be payable under this Section 2(c) with respect to any refinancing which is part of a transaction for which a fee is paid under Section 2(b) above; and provided further, however, that if an outside broker or agent is engaged for the debt refinancing, the fee payable pursuant to this Section 2(c) shall be reduced (but not below zero) by the fees paid to such outside broker or agent in connection with such debt refinancing transaction.

(d)	Reasonable and documented out-of-pocket expenses incurred by Vector and its respective officers, employees and agents in connection with the services provided hereunder, including, without limitation, expenses for travel, meals, lodging, and other items, subject in each to compliance with Vector’s “Travel, Entertainment and Expense Reimbursement” policy, a copy of which has been provided to SafeNet.

(e)	Reasonable and documented fees and expenses of counsel, accountants and other advisors engaged by Vector in connection with the Services. Vector will use its best efforts to provide notice to SafeNet prior to engaging any such counsel, accountants and other advisors, and will require such advisors to provide invoices directly to SafeNet on a timely basis.

The decision whether to collect any fee or whether to defer any fee shall be in the sole discretion of Vector with respect to the amount of such fee to which it may be entitled hereunder. Any decision by Vector not to collect or to defer the collection of any fee shall not be construed to be a waiver of the right by such party to collect such fee in the future. The fees described in this Section 2 shall be payable to Vector by wire transfer to an account designated in writing by Vector.

3. With respect to the fees provided for in Section 2, Vector hereby represents and warrants to the Companies that as of March 31, 2010, (i) the aggregate financial advisory fee earned to such date was $5,933,000, of which $3,933,000 has been paid and the remaining

$2,000,000 remains outstanding and payable to Vector; and (ii) no disposition or debt refinancing fee have been earned, including without limitation in connection with the March 31, 2010 debt restructuring and combination of Aladdin Knowledge Systems Ltd. and its parent and subsidiary entities (collectively “Aladdin”) with SafeNet.

4. Notwithstanding anything to the contrary contained herein, no payments due hereunder shall be made if the Companies are prohibited (or otherwise not permitted) from making such payments by the terms of any of the Companies’ financing arrangements for borrowed money. Any such payments not made shall continue to accrue and shall become due and payable at such time as the Companies are no longer prohibited (or otherwise not permitted) by the terms of such financing agreements from making such payment.

5. This Agreement shall continue in full force and effect until April 11, 2017 (the “End Date”); provided, however, that this Agreement may be terminated earlier: (a) by mutual agreement of Vector and the Companies; and (b) this Agreement will automatically terminate immediately following the closing of: (i) a public offering of the equity interests of any of the Companies (a “Public Offering”); or (ii) a Change of Control of SafeNet. In the event of a termination of this Agreement, SafeNet shall pay Vector (or such Affiliates as they may respectively designate) an amount equal to the lesser of (i) $12,000,000 or (ii) the present value of the financial advisory fees that would have been earned had this Agreement remained in effect for its full term, with the present value being calculated based on a discount rate of 6% per annum. Notwithstanding the foregoing, the fee payable pursuant to this Section 5 shall be reduced, but not below zero, by the amount of any fee that is paid to Vector pursuant to Section 2(b) above. Sections 4 through 14 (inclusive) of this Agreement (as well as the obligation to pay any amounts that have become due before termination of this Agreement) shall survive any termination of this Agreement.

6. The Companies agree to defend, indemnify and hold harmless Vector and its current and former affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each Company shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against such Company, any of its affiliates or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Vector shall reimburse such Company for the costs of defense and other costs incurred by the Company. The obligation of the Companies to indemnify the Indemnitees hereunder shall survive any termination of this Agreement and shall be binding on any successors and assigns of the Companies. Any payments to be made by the Companies hereunder shall not be subject to set-off and shall be increased by the amount, if any, of any taxes (other than taxes in respect of income) or other governmental charges levied in connection with such payments so that the net amount received by you shall be equal to the amount payable hereunder before deduction of any such taxes or charges (other than income taxes).

7. The Companies shall furnish Vector with such information as Vector reasonably requests in connection with Vector’s engagement hereunder (all such information so furnished being referred to hereinafter as the “Information”). The Companies recognize and confirm that Vector (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

8. Neither Vector nor any other Indemnitee shall be liable to any Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from willful misconduct on the part of an Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction. In no event will Vector or any other Indemnitee be liable to any Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Vector hereunder.

9. Vector makes no representations or warranties, express or implied, in respect of the services to be provided by Vector or any of the other Indemnitees. To the fullest extent permitted by applicable law, except as Vector may otherwise agree in writing after the date hereof (i) it shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (A) engage in the same or similar business activities or lines of business as any Company or any of its affiliates, including those competing with any Company or any of its affiliates and (B) do business with any client or customer of any of the Companies or any of their affiliates, (ii) neither Vector nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein, and (iii) in the event that Vector acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Company or any of its affiliates, on the one hand, and Vector, on the other hand, or any other person, Vector shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to any Company or any of its affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Vector directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to any Company or any of its affiliates.

10. The Companies may not assign any obligations hereunder to any other party without the prior written consent of Vector (which consent shall not be unreasonably withheld), and Vector may not assign its obligations hereunder to any other party without the prior written consent of SafeNet (which consent shall not be unreasonably withheld); provided that Vector may, without consent of SafeNet, assign its rights and obligations under this Agreement to any affiliate.

11. The parties hereby acknowledge that SafeNet acquired Aladdin on or about March 31, 2010 (the “Aladdin Acquisition”). Vector hereby confirms and agrees that any management, financial advisory or other fees which may have been payable by Aladdin to Vector or any of its affiliates at any time prior to SafeNet acquiring Aladdin have been fully paid (or are hereby waived), and there is no separate Management Services Agreement with Aladdin from the date of the Aladdin Acquisition forward. Vector further confirms and agrees that no fee is payable to Vector or its affiliates under this Agreement with respect to the debt restructuring undertaken in connection with the Aladdin Acquisition.

12. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

13. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applied to contracts made and performed within the State of Delaware, without regard to principles of conflicts of laws.

The parties have signed this agreement as of the date first written above.

SAFENET, INC., a Delaware corporation

By:	/s/ Mark A. Floyd
Name:	Mark A. Floyd
Title:	Chief Executive Officer

VECTOR CAPITAL PARTNERS III, L.L.C.

By:	/s/ Alexander R. Slusky
Alexander R. Slusky, Managing Member

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